Exhibit 10.2

Silicon Valley Bank

Amended and Restated

Schedule to Loan and Security Agreement

Borrower:	Internap Network Services Corporation
Address:	250 Williams Street NW
Suite E100
Atlanta, GA 30303

Date:	September 30, 2004

This Amended and Restated Schedule forms an integral part of the Loan and Security Agreement between Silicon Valley Bank and the above-borrower dated October 21, 2002, and amends and restates in its entirety the prior Schedule to Loan and Security Agreement (as previously amended, the “Original Schedule”), effective as of the date hereof.

1. CREDIT LIMIT (Section 1.1):	An amount equal to the sum of 1, 2 and 3 below:

1. Revolving Loans. An amount not to exceed (a) or (b) below, as applicable (the “Revolving Loans”):

(a)    Loans in the aggregate not to exceed $15,000,000 (the “Maximum Revolving Credit Limit”), provided that Loans under this subclause 1(a) shall only be available to Borrower as long as Borrower maintains, at all times, at least $40,000,000 in unrestricted cash and cash equivalents (excluding any Loans under this Agreement) in accounts maintained at Silicon (the “$40 Million Requirement”); or

(b)    If Borrower does not satisfy the $40 Million Requirement, then the lesser of (i) $15,000,000 (the “Maximum Revolving Credit Limit”) at any one time outstanding or (ii) 85% (the “Advance Rate”) of Borrower’s Eligible Accounts (as defined in Section 8 above);

Silicon may, from time to time, modify the Advance Rate, in its good faith business judgment, upon notice to the Borrower, based on changes in collection experience with respect to Accounts or other issues or factors relating to the Accounts or other Collateral.

plus

2.      Term Loan I. The term loan previously made to Borrower by Silicon in the original principal amount of $5,000,000, the current outstanding principal balance of which is $2,083,333.31 (“Term Loan I”). Term Loan I shall continue to be repaid in thirty-six equal monthly installments of principal, having commenced on October 1, 2002, and continuing on the first day of each of the succeeding thirty-five months. Interest shall continue to be paid monthly on the outstanding principal balance of Term Loan I at the rate set forth in Section 1.2 below;

plus

3.      Term Loan II. Silicon is making concurrently herewith a term loan in the initial principal amount of $17,500,000 (“Term Loan II”), the proceeds of which are to be used to refinance any existing Cisco capital lease obligations and any other outstanding capital lease obligations. Term Loan II shall be repaid in forty-eight equal monthly installments of principal commencing October 1, 2004 and continuing on the first day of each of the succeeding forty-seven months. Interest shall be paid monthly on the outstanding principal balance of Term Loan II at the rate set forth in Section 1.2 below.

As used in this Agreement, “Loans” includes the Revolving Loans, Term Loan I and Term Loan II.

Letter of Credit Sublimit (Section 1.6):	$5,000,000.

ACH Services and
Reserves:	Borrower may use up to $300,000 of Revolving Loans available hereunder for Silicon’s cash management services relating to ACH services. Silicon may, in its sole discretion, reserve against Revolving Loans which would otherwise be available hereunder such sums as Silicon shall determine in its good faith business judgment in connection therewith, and Silicon may charge to Borrower’s Revolving Loan account, any amounts that may become due or owing to Silicon in connection therewith. Borrower agrees to execute and deliver to Silicon all standard form applications and agreements of Silicon in connection with such cash management services, and, without limiting any of the terms of such applications and agreements, Borrower will pay all standard fees and charges of Silicon in connection therewith. All obligations arising in connection with such cash management services shall be due and payable on the Maturity Date and shall otherwise be deemed terminated on the Maturity Date.
2. INTEREST.

Interest Rate (Section 1.2):
With respect to Revolving Loans and related Obligations: A rate equal to the “Prime Rate” in effect from time to time, plus 0.50% per annum; provided, however, after the Borrower has achieved two consecutive fiscal quarters of profitability in excess of $0.00 and as long as Borrower continues to maintain such profitability, then a rate equal to the “Prime Rate” in effect from time to time. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. “Prime Rate” means the rate announced from time to time by Silicon as its “prime rate;” it is a base rate upon which other rates charged by Silicon are based, and it is not necessarily the best rate available at Silicon. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.

Compliance with the foregoing profitability requirement for purposes of effecting an interest rate reduction shall be determined by Silicon and shall not be effective until Silicon is reasonably satisfied as to compliance therewith. Further, and notwithstanding the foregoing, no reduction of the applicable interest rate in accordance with the foregoing provisions shall occur if a Default or Event of Default is then occurring.

With respect to Term Loan I and related Obligations: A fixed rate equal to eight percentage points (8.00%) on a per annum basis. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

With respect to Term Loan II and related Obligations: Either (1) or (2) below, at Borrower’s option, to be determined by Borrower prior to the funding of Term Loan II:

(1)    The interest rate shall be a rate equal to the Prime Rate (as defined above) in effect from time to time, plus 2.25% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations pertaining to Term Loan II shall change on each date there is a change in the Prime Rate; or

(2)    The interest rate shall be a fixed rate equal to seven and one-half percentage points (7.50%) on a per annum basis. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

Minimum Monthly Interest (Section 1.2):	Not Applicable.

3. FEES (Section 1.4):

Loan Fee:	With respect to the Revolving Loans:

$60,000, payable concurrently herewith.

With respect to Term Loan II:

$65,000, payable concurrently herewith.

Unused Line Fee:	In the event, in any calendar month (or portion thereof at the beginning and end of the term hereof), the average daily principal balance of the Revolving Loans outstanding during the month is less than the amount of the Maximum Revolving Credit Limit, Borrower shall pay Silicon an unused line fee in an amount equal to 0.125% per annum on the difference between the amount of the Maximum Revolving Credit Limit and the average daily principal balance of the Revolving Loans outstanding during the month, computed on the basis of a 360-day year, which unused line fee shall be computed and paid monthly, in arrears, on the first day of the following month.

4. MATURITY DATE (Section 6.1):	With respect to Revolving Loans and related Obligations: September 29, 2005 [364 days from the date of this Amended and Restated Schedule to Loan and Security Agreement].

With respect to Term Loan I and related Obligations: As set forth in Section 1 above regarding Term Loan I.

With respect to Term Loan II and related Obligations: As set forth in Section 1 above regarding Term Loan II.

5. FINANCIAL COVENANTS (Section 5.1):	Borrower shall comply with each of the following covenants. Compliance shall be determined as of the end of each month, except as otherwise specifically provided below:

Minimum Quick Ratio:	As of the end of each month, Borrower shall maintain a Quick Ratio of not less than 1.50 to 1.0; provided, however, as long as Borrower satisfies the $40 Million Requirement, then the foregoing Quick Ratio financial covenant will be determined as of the end of each fiscal quarter.

Minimum Cash EBITDA:	Borrower shall maintain a minimum Cash EBITDA (as defined below) of not less than the following:

	For the quarter ending September 30, 2004:	<$4,250,000>;

	For the quarter ending December 31, 2004:	<$4,000,000>;

	For the quarter ending March 31, 2005:	<$1,500,000>;

	For the quarter ending June 30, 2005:	<$1,000,000>;

	For the quarter ending September 30, 2005:	<$250,000>;

	For the quarter ending December 31, 2005:	$250,000;

	For the quarter ending March 31, 2006:	$500,000;

	For the quarter ending June 30, 2006:	$1,000,000;

	For the quarter ending September 30, 2006:	$1,250,000;

	For the quarter ending December 31, 2006:	$1,500,000; and

	For the quarter ending March 31, 2007 and each quarter ending thereafter:	$1,750,000.

Definitions.	For purposes of the foregoing financial covenants, the following term shall have the following meaning:

“< >” shall mean a negative figure or loss, as applicable.

“Cash EBITDA” shall mean Borrower’s EBITDA less Unfunded Capital Expenditures, all determined in accordance with generally accepted accounting principles, consistently applied.

“Current assets”, “current liabilities” and “liabilities” shall have the meaning ascribed thereto by GAAP.

“EBITDA” shall mean Borrower’s earnings before interest, taxes, depreciation, amortization and other non-cash expenses of Borrower (including, without limitation, non-cash stock option expenses), all as determined in accordance with generally accepted accounting principles, consistently applied.

“Quick Assets” shall mean, on any given date, the Borrower’s unrestricted cash, cash equivalents and net billed accounts receivable.

“Quick Ratio” shall mean, on any given date, the ratio of (i) Borrower’s Quick Assets to (ii) Borrower’s current liabilities (including the then outstanding principal balance of the Loans) less the current portion of Borrower’s deferred revenues.

“Unfunded Capital Expenditures” shall mean the purchases of fixed assets not funded by long-term debt, capitalized leases or equity.

6. REPORTING. (Section 5.3):

Borrower shall provide Silicon with the following:

1.      Quarterly accounts receivable agings, aged by invoice date, within thirty days after the end of each fiscal quarter; provided, however, if Borrower does not satisfy the $40 Million Requirement, then such agings shall be provided monthly within thirty days after the end of each month.

2.      Quarterly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, within thirty days after the end of each fiscal quarter; provided, however, if Borrower does not satisfy the $40 Million Requirement, then such agings shall be provided monthly within thirty days after the end of each month.

3.      Quarterly borrowing base certificate, in form specified by Silicon, within thirty days after the end of each fiscal quarter; provided, however, if Borrower does not satisfy the $40 Million Requirement, then such borrowing base certificate shall be provided monthly within thirty days after the end of each month.

4.      Quarterly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, and general ledger, within thirty days after the end of each fiscal quarter; provided, however, if Borrower does not satisfy the $40 Million Requirement, then such reconciliations shall be provided monthly within thirty days after the end of each month.

5.      Borrower’s Form 10-Q, including financial statements, as soon as available, and in any event within thirty days after the end of each fiscal quarter; provided, however, if Borrower does not satisfy the $40 Million Requirement, then monthly unaudited financial statements, as soon as available, and in any event within thirty days after the end of each month.

6.      Quarterly Compliance Certificates, within thirty days after the end of each fiscal quarter, in such form as Silicon shall reasonably specify, signed by the Chief Financial Officer of Borrower, certifying that as of the end of such quarter Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Silicon shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks; provided, however, if Borrower does not satisfy the $40 Million Requirement, then such Compliance Certificate shall be provided monthly within thirty days after the end of each month.

7.      Annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower within thirty days prior to the end of each fiscal year of Borrower.

8.      Borrower’s Form 10-K, including annual financial statements, as soon as available, and in any event within 90 days following the end of Borrower’s fiscal year, certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Silicon.

7. BORROWER INFORMATION:
Borrower represents and warrants that the information set forth in the Representations and Warranties of the Borrower dated November 5, 2002, previously submitted to Silicon (the “Representations”) is true and correct as of the date hereof.
8. ADDITIONAL PROVISIONS

(1)    Banking Relationship. Borrower shall at all times maintain its primary operating banking relationship with Silicon and shall use its reasonable good faith efforts to maintain its investment accounts with or through Silicon. As to any Deposit Accounts and investment accounts maintained with another institution, Borrower shall cause such institution, within 30 days after the date of this Agreement, to enter into a control agreement in form acceptable to Silicon in its good faith business judgment in order to perfect Silicon’s first-priority security interest in said Deposit Accounts and investment accounts.

(2)    Subordination of Inside Debt. All present and future indebtedness of Borrower to its officers, directors and shareholders (“Inside Debt”) shall, at all times, be subordinated to the Obligations pursuant to a subordination agreement on Silicon’s standard form. Borrower represents and warrants that there is no Inside Debt presently outstanding, except for the following: NONE. Prior to incurring any Inside Debt in the future, Borrower shall cause the person to whom such Inside Debt will be owed to execute and deliver to Silicon a subordination agreement on Silicon’s standard form.

(3)    Guaranty and Security Agreement. Previously, each of CO Space, Inc., CO Space Services, LLC, CO Space Services Texas, LP, CO Space Properties, LLC, CO Space Properties Texas, LP, CO Space Construction, LLC and VPNX.com, Inc. (collectively, the “Guarantors”) executed and delivered to Silicon a Continuing Guaranty and Security Agreement on Silicon’s standard form with such changes thereto as were acceptable to Silicon in its discretion, pursuant to which the Guarantors guaranty the Borrower’s Obligations and each Guarantor granted to Silicon a first priority security interest in the assets of such Guarantor to secure such Guarantor’s obligations. Borrower shall cause such Guaranty and Security Agreement to remain in full force and effect while any Obligations remain outstanding and while this Agreement is in effect.

(4)    Inactive Subsidiaries. The following are subsidiaries of Borrower, but the same are, and will remain throughout the term of this Agreement, inactive, with assets having an aggregate value of less than $10,000 (in the aggregate for all such subsidiaries): (a) Internap Corporation and (b) Internap Technologies, Inc.

Borrower:		Silicon:

INTERNAP NETWORK SERVICES CORPORATION		SILICON VALLEY BANK

By	/s/ David A Buckel	By	/s/ Dale Kirkland
	President or Vice President	Title	Sr. Vice President

By	/s/ Walter G. DeSocio
Secretary or Ass’t Secretary